Exhibit 2.2

Third Amendment Agreement

PMI Mortgage Insurance Co.

QBE Holdings (AAP) Pty Limited

QBE Insurance Group Limited

Share Sale Agreement

Australia

Allens Arthur Robinson

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000 Australia

Tel +61 2 9230 4000

Fax +61 2 9230 5333

www.aar.com.au

©Copyright Allens Arthur Robinson, Australia 2008

Third Amendment Agreement

Table of Contents

1.	Definitions and Interpretation	1

2.	Amendments	1
	2.1 Clause 6	1
	2.2 Clause 16.1	2
	2.3 Schedule 11	2

3.	Effective Date	2

4.	Remaining Provisions Unaffected	2

5.	Governing Law and Jurisdiction	2

6.	Counterparts	3

Page i

Third Amendment Agreement

Date	2008

Parties

1.	PMI Mortgage Insurance Co. of 3003 Oak Road, Walnut Creek, CA 94597, United States of America (the Vendor).

2.	QBE Holdings (AAP) Pty Limited ABN 26 000 005 881 of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia (the Purchaser).

3.	QBE Insurance Group Limited ABN 28 008 485 014 of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia (the Note Issuer).

Recitals

A	The Vendor, the Purchaser and the Note Issuer are parties to a Share Sale Agreement dated 14 August 2008 (the Principal Share Sale Agreement) under which the Vendor agreed to sell to the Purchaser all of the issued shares in PMI Mortgage Insurance Australia (Holdings) Pty Limited on the terms set out in the Principal Share Sale Agreement.

B	The Vendor, the Purchaser and the Note Issuer are parties to an Amendment Agreement dated 29 August 2008 (the First Amendment Agreement) and a further Amendment Agreement dated 23 October 2008 (the Second Amendment Agreement) under which certain amendments were made to the Principal Share Sale Agreement.

C	The parties wish to make certain further amendments to the Principal Share Sale Agreement in the manner set out in this Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

(a)	Words which are defined in the Principal Share Sale Agreement and which are used in this Agreement have the same meaning in this Agreement as in the Principal Share Sale Agreement, unless the context requires otherwise.

(b)	The provisions of clauses 1.2 and 1.3 of the Principal Share Sale Agreement form part of this Agreement as if set out in full in this Agreement.

2.	Amendments

The Principal Share Sale Agreement is amended as follows.

2.1	Clause 6

Clause 6(c) is deleted.

Third Amendment Agreement

2.2	Clause 16.1

In clause 16.1, the following is inserted after clause 16.1(b).

The Purchaser agrees that where the purchaser under the deed dated on or about 17 December 2008 between The PMI Group, Inc., the Note Issuer and QBE Lenders’ Mortgage Insurance Limited (the HK Sale Agreement) makes a HK Warranty Claim, that HK Warranty Claim may be satisfied by the Note Issuer recovering the amount of that HK Warranty Claim by way of an adjustment to the Note in accordance with the regime provided for in clauses 14.1 and 14.16 of the HK Sale Agreement.

In this clause HK Warranty Claim means a warranty claim made by the purchaser under the HK Sale Agreement pursuant to clause 14 of that agreement.

2.3	Schedule 11

Schedule 11 is deleted.

3.	Effective Date

This Agreement takes effect, and the parties agree to be bound by the Principal Share Sale Agreement as amended by this Agreement, from the date of this Agreement (the Effective Date).

4.	Remaining Provisions Unaffected

Except as specifically amended by this Agreement, all terms and conditions of the Principal Share Sale Agreement remain in full force and effect. With effect from the Effective Date (as defined in clause 3), the Principal Share Sale Agreement as amended by this Agreement is to be read as a single integrated document incorporating the amendments effected by this Agreement.

5.	Governing Law and Jurisdiction

(a)	This Agreement is governed by the laws of the State of New South Wales.

(b)	Each party irrevocably and unconditionally:

(i)	submits to the non-exclusive jurisdiction of the courts of New South Wales in connection with any suit, action or proceeding arising out of or relating to this Agreement;

(ii)	waives, to the fullest extent it may legally and effectively do so, any defence or objection based on absence of jurisdiction or inconvenient forum; and

(iii)	consents to service of process in the manner provided for Notices in clause 33 of the Principal Share Sale Agreement, provided that nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

(c)	The Vendor appoints Allens Arthur Robinson or their successor in Australia as its agent for service.

Third Amendment Agreement

6.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument

Third Amendment Agreement

Executed by PMI Mortgage Insurance Co.:

/s/ L. Stephen Smith	/s/ Donald P. Lofe, Jr.
Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of signatory (print)

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by QBE Holdings (AAP) Pty Limited:

/s/ Frank M. O’Halloran	/s/ Duncan Ramsay
Signature of director	Signature of director/company secretary
(Please delete as applicable)

Name of director (print)	Name of signatory (print)

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by QBE Insurance Group Limited:

/s/ Frank M. O’Halloran	/s/ Duncan Ramsay
Signature of director	Signature of director/company secretary (Please delete as applicable)

Name of director (print)	Name of signatory (print)